Exhibit 99.1
News Release

Contact:	Joseph F. Furlong	or	Stephen L. Clanton
	President and CEO		Executive VP & CFO
	(615)221-8884		(615) 221-8884
Primary Contact
          For Immediate Release
AMERICAN HOMEPATIENT ENTERS INTO EIGHTH FORBEARANCE
AGREEMENT WITH RESPECT TO SENIOR DEBT

BRENTWOOD, Tenn. (February 12, 2010) — American HomePatient, Inc. (OTCBB: AHOM), one of the nation’s largest home health care providers, today announced that it has entered into an eighth forbearance agreement with NexBank, SSB, the agent for its senior debt (the “Agent”), and the holders in interest of a majority of the senior debt (the “Forbearance Holders”).
Approximately $226 million was due to be repaid in full on the maturity date of August 1, 2009 pursuant to the terms of the Company’s secured promissory note. The Company and its lenders continue to work toward a resolution of the debt maturity issue. Under the forbearance agreement, the lenders may not take any actions against the Company available to them as a result of the default, prior to March 16, 2010.
American HomePatient, Inc. is one of the nation’s largest home health care providers with operations in 33 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.’s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD’s Electronic Bulletin Board under the symbol AHOM or AHOM.OB.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding the satisfaction of the Company’s secured debt, current and future reimbursement rates, and reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.